INDEX TO EXHIBITS

Exhibit No.		Method of Filing

2

Share Purchase Agreement by and among Stellent, Inc., Stellent B.V. and SealedMedia Ltd. for the Acquisition of the Entire Issued Share Capital of SealedMedia Limited dated as of July 31, 2006 (excluding schedules, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).*

Filed Electronically
99	Stellent, Inc. press release dated May 28, 2004.	Filed Electronically

*                    Contains portions of which confidential treatment has been applied for by the registrant.

Exhibit 2

SHARE PURCHASE AGREEMENT

BY AND AMONG

STELLENT, INC.,

STELLENT B.V.

AND

SEALEDMEDIA LTD.

FOR THE ACQUISITION OF THE ENTIRE ISSUED SHARE CAPITAL

OF

SEALEDMEDIA LIMITED

DATED AS OF

July 31, 2006

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES

ARTICLE 2 PURCHASE PRICE
2.1	Purchase Price
2.2	Contingent Consideration.
2.3	Adjustment for Modified Net Assets

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
3.1	Organization of Seller
3.2	Authorization of Transactions
3.3	No Notice or Approval
3.4	Seller Non-contravention
3.5	Intentionally Omitted
3.6	Shares
3.7	Organization, Qualification, and Corporate Power
3.8	Capitalization
3.9	Company Non-contravention
3.10	Intentionally Omitted
3.11	Title to Assets
3.12	Software
3.13	Subsidiaries
3.14	Financial Statements
3.15	Events Subsequent to Most Recent Fiscal Year End
3.16	Undisclosed Liabilities
3.17	Legal Compliance
3.18	Tax Matters
3.18A	U.K. Tax Matters
3.19	Real Property
3.20	Intellectual Property
3.21	Tangible Assets
3.22	Contracts
3.23	Notes and Accounts Receivable
3.24	Powers of Attorney
3.25	Insurance
3.26	Litigation
3.27	Product Warranty
3.28	Product Liability
3.29	Employees
3.29A	U.K. Employees
3.30	U.S. Employee Benefits
3.30A	U.K. Employee Benefits
3.31	Guaranties
3.32	Environmental, Health and Safety Matters
3.33	Certain Business Relationships with the Company
3.34	Unearned and Deferred Revenues
3.35	Seller and Company Transaction Expenses

i

3.36	Customers and Suppliers
3.37	Disclosure

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
4.1	Organization of Buyer
4.2	Authorization of Transactions
4.3	Non-contravention
4.5	Organization of Parent
4.6	Authorization of Parent Transactions
4.7	Parent Non-contravention
4.8	Brokers’ Fees

ARTICLE 5 CLOSING AND CLOSING DELIVERIES
5.1	Closing
5.2	Seller’s Deliveries at Closing
5.3	Closing Deliveries of Parent and Buyer

ARTICLE 6 COVENANTS
6.1	General
6.2	Transition
6.3	Confidentiality
6.4	Name Change; Covenant Not to Compete
6.5	Non-Disclosure
6.6	Tax Matters
6.7	Release of Intercompany Accounts
6.8	Bonus and Severance Obligation; Liabilities for Employment Matters
6.9	Discharge of Indebtedness for Borrowed Money; Reimbursement of Transactions Expenses
6.10	Parent Guaranty

ARTICLE 7 INDEMNIFICATION
7.1	Indemnification by Seller
7.2	Indemnification by Buyer
7.3	Certain Limitations
7.4	Offset
7.5	Survival
7.6	Third-Party Claims
7.7	Additional Notices
7.8	Effect of Purchase Price Adjustment
7.9	Specific Performance
7.10	Exclusive Remedies
7.11	Tax Treatment of Indemnity Payment

ARTICLE 8 CERTAIN ADDITIONAL TERMS
8.1	Interpretation; Construction
8.2	Press Releases and Public Announcements
8.3	No Third-Party Beneficiaries
8.4	Entire Agreement
8.5	Succession and Assignment

8.6	Counterparts
8.7	Notices
8.8	Governing Law
8.9	Amendments and Waivers
8.10	Severability
8.11	Expenses
8.12	Incorporation of Exhibits and Schedules
8.13	Submission to Jurisdiction
8.14	Nature of Disclosure

ARTICLE 9 DEFINITIONS

Schedules

Schedule 3.7 — (directors and officers)
Schedule 3.11 — (title to assets)
Schedule 3.12(a) — (list of Proprietary Software Products)
Schedule 3.12(b) — (list of Software and Third-Party Software included therein)
Schedule 3.13 — (subsidiary organization)
Schedule 3.14 — (financial statements)
Schedule 3.18(c) — (filed tax returns)
Schedule 3.18(f) — (net losses)
Schedule 3.19(b) — (leased real property)
Schedule 3.20(c) — (intellectual property)
Schedule 3.20(i) — (authors of Proprietary Software Products)
Schedule 3.22A — (contracts)
Schedule 3.22B — (notices and Third-Party consents)
Schedule 3.25 — (insurance policies)
Schedule 3.27 — (standard terms and conditions of sale, lease, or license)
Schedule 3.29 — (employment contracts and severance agreements)
Schedule 3.29A(a) — (UK employees)
Schedule 3.29A(b) — (non-employees providing services under contract)
Schedule 3.29A(c) — (UK employees on secondment, maternity, paternity, adoption, or long term sick leave)
Schedule 3.29A(n) — (UK employee form contracts, handbooks, and policies)
Schedule 3.30 — (benefit plans)
Schedule 3.30A — (pensionable UK employees)
Schedule 3.34 — (unearned and deferred revenue)
Schedule 3.36 — (twenty largest customers)
Schedule 6.8 — (severance obligations)

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is effective as of July 31, 2006, by and among Stellent, Inc., a Minnesota corporation (“Parent”), Stellent B.V., a Netherlands corporation and indirect wholly owned Subsidiary of Parent (“Buyer”), and  SealedMedia Ltd., a Bermuda company (“Seller”).  Parent, Buyer and Seller are each sometimes also referred to herein as a “Party” and together as the “Parties.”

RECITALS

A.            Seller owns the entire issued share capital of SealedMedia Limited, a company incorporated under the laws of England and Wales with company number 3189596 and having  its registered office at 2 Temple Back East, Temple Quay, Bristol BS1 6EG (the “Company”).

B.            This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, the entire issued share capital of the Company.

C.            Certain capitalized terms used in this Agreement have the respective meanings set forth in ARTICLE 9.

AGREEMENT

In consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Parent, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES

On and subject to the terms and conditions of this Agreement, at Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, 6,102,454 ordinary shares of £0.0001 each in the capital of the Company (each such share being purchased and sold being a “Share”), which constitute the entire issued share capital of the Company.  Such Shares are sold with full title guarantee (provided however that for the purposes of interpreting the words “full title guarantee” the provisions of subsections 6(1) and 6(2) of the English “Law of Property (Miscellaneous Provisions) Act 1994” shall be deemed not to apply), free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Closing.

ARTICLE 2
PURCHASE PRICE

2.1          Purchase Price.  In consideration of Seller’s sale of the Shares hereunder and the other matters contemplated hereby, upon and subject to the terms and conditions herein, at Closing, Buyer will pay, or cause to be paid, to Seller the aggregate amount of $10 million, subject to adjustment pursuant to SECTION 2.3 (as it may be adjusted, the “Initial Consideration”).  Buyer will pay, or cause to be paid,  the Initial Consideration by wire transfer of immediately available funds to an account designated by Seller at closing.

2.2          Contingent Consideration.  In addition to the Initial Consideration, and in consideration of the Shares, Buyer will, upon achievement of the applicable revenue targets set forth in this SECTION 2.2, pay, or cause to be paid, to Seller the amounts determined in accordance with this SECTION 2.2, up to $5 million in the aggregate, of contingent consideration (the “Contingent Consideration”)  The amount of the Contingent Consideration earned and paid, together with the Initial Consideration, is the “Purchase Price.”

(a)          (i)            If the aggregate Net Revenues recognized during the period beginning on the Closing Date and ending on (but including) September 30, 2006 (the “Initial Period”) equals or exceeds [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] (the “Initial Target”), then Seller will receive an additional $1 million to be paid as set forth in SECTION 2.2(d).

(ii)           If the aggregate Net Revenues recognized during the period beginning on the Closing Date and ending on (but including) March 31, 2007 (the “Fiscal Year Period”) equals or exceeds [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] (the “Fiscal Year End Target”), then Seller will receive an additional $2 million to be paid as set forth in SECTION 2.2(d).

(iii)          If the aggregate Net Revenues recognized during the period beginning on the Closing Date and ending on (but including) June 30, 2007 (the “Final Period”) (such Net Revenues, the “Final Period Net Revenues”) equals or exceeds [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] (the “Final Target”), then Seller will receive an additional $2 million to be paid as set forth in SECTION 2.2(d).

(b)          The Initial Target, the Fiscal Year End Target and the Final Target are sometimes referred to herein individually as a “Target” and together as the “Targets.”  The Initial Period, the Fiscal Year Period and the Final Period are sometimes referred to herein individually as a “Target Period.” “Succeeding Period” means the Target Period immediately following the Target Period in question.  For the sake of clarity, the Fiscal Year Period is the only Succeeding Period to the Initial Period, the Final Period is the only Succeeding Period to the Fiscal Year Period, and there is no Succeeding Period to the Final Period.

(c)         (i)            Notwithstanding any other provision of this Agreement, Seller will receive  no Contingent Consideration related to a Target if Net Revenues for the applicable Target Period are less than 50% of such Target.

(ii)            If (A) Net Revenues are less than 50% of the Target for a Target Period, or (B) Net Revenues are greater than or equal to 50% of the Target for a Target Period and Net Revenues for the Succeeding Period are less than 100% of the Target for the Succeeding Period, then the Contingent Consideration related to the Target for such Target Period will be considered Unattained Contingent Consideration.

(iii)           If (A) Net Revenues are greater than or equal to 50% of the Target for a Target Period, but less than 90% of the Target for such Target Period (a “Deficiency Period”), and (B) Net Revenues for the Succeeding Period are equal to or greater than 100% of the Target for the Succeeding Period, then Seller will receive 50% of the Contingent Consideration related to the Target for the Deficiency Period, to be paid as set forth in SECTION 2.2(d), and 50% of the Contingent Consideration related to the Target for the Deficiency Period will be considered Unattained Contingent Consideration.

(iv)           If (A) Net Revenues are greater than or equal to 90% of the Target for a Target Period, but less than 100% of the Target for such Target Period (a “Minor Deficiency Period”), and (B) Net Revenues for the Succeeding Period are equal to or greater than 100% of the Target for the Succeeding Period, then Seller will receive 100% of the Contingent Consideration related to the Target for the Minor Deficiency Period, to be paid as set forth in SECTION 2.2(d).

(v)            If the Final Period Net Revenues equals or exceeds $4.95 million, but is less than the Final Target, then Seller will receive (A) an additional $1 million, and (B) an amount equal to:

Final Period Net Revenues minus [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]	multiplied by	$1 million
[***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

(vi)           The aggregate amount of Contingent Consideration paid under this Agreement shall not exceed $5 million.

(d)         Buyer will make, or cause to be made, payment to Seller of the Contingent Consideration relating to a Target (each a “Contingent Consideration Payment”), if any is required, 30 days after the last day of the applicable Target Period, or, if such payment becomes due as a result of a Settlement Agreement or an Accountant’s Determination (each, as described in SECTION 2.2(e)), within three Business Days of such Settlement Agreement or Accountant’s Determination, or if such payment arises under SECTION 2.2(c)(iii) or (iv), 30 days after the last day of the applicable Succeeding Period.  Each Contingent Consideration Payment will be accompanied by such documentation as is reasonably relevant to understand the computation of the payment (each a “Contingent Consideration Statement”).  If no payment is due from Buyer to Seller with respect to a Target Period, Buyer will deliver to Seller a Contingent Consideration Statement setting forth actual Net Revenues for such Target Period.

(e)          All Net Revenues and Contingent Consideration calculations reflected in any Contingent Consideration Statement will be considered final unless Seller objects in writing to such Contingent Consideration Statement within 60 days after delivery of such Contingent Consideration Statement.  If Seller makes a timely objection to any Contingent Consideration Statement, Seller and Buyer shall attempt to settle such dispute and reach a written agreement with respect to such dispute (the “Settlement Agreement”).  If the Parties are unable to enter into a Settlement Agreement within 30 days after delivery of the Seller’s written objection, then Seller and Buyer shall select an independent accounting firm of recognized national or regional standing (or, if the Parties cannot agree upon a selection, they shall select such accounting firm by lot from among the four largest accounting firms in the United States; provided that such selected accounting firm shall not at the time of selection be performing, or the three years preceding such selection have performed, services for any of Parent, Buyer, Seller or Seller’s Series B shareholders) that shall resolve such dispute as promptly as possible.  A decision by the independent accounting firm as to the resolution of such dispute shall be conclusive and binding upon the parties for purposes of this Agreement (the “Accountant’s Determination”).  The Accountant’s Determination shall be (i) in writing, (ii) made in accordance with U.S. GAAP and (iii) nonappealable and incontestable by Buyer and Seller and not subject to collateral attack for any reason.  If the Accountant’s Determination results in a change of more than five percent of the Net Revenues for a Target Period from the Net Revenues for the Target Period reported by Buyer prior to the Accountant’s Determination, Buyer will pay, or cause to be paid, the fees and costs of the independent accounting firm.  If the Accountant’s Determination does not result in a change of more than five percent of the Net Revenues for a Target Period from the Net Revenues for the Target Period reported by Buyer prior to the Accountant’s Determination, Seller will pay the fees and costs of the independent accounting firm.  Buyer will make available to Seller and its accountants and other representatives at reasonable times, upon reasonable notice at any time during (A) the review by Seller of any Contingent Consideration Statement and (B) the pendency of any dispute under this SECTION 2.2(e), the work papers and back-up materials used in preparing the Contingent Consideration Statement and such portion of Buyer’s or Parent’s books and records as are necessary to calculate Net Revenues for the Target Period in question.  Until any dispute under SECTION 2.2(e) is resolved, Buyer will keep these materials at the offices of Parent or its Subsidiaries.

(f)          In all cases, Parent or its Subsidiaries will have sole discretion in determining whether to accept an order or perform services that would contribute to the fulfillment of any Target, provided that Parent and its Subsidiaries will not unreasonably withhold or delay acceptance of any such order. Notwithstanding the foregoing, Parent agrees to use similar efforts, and to cause its Subsidiaries to use similar efforts, in connection with the sale of the products of Seller purchased hereunder as it expends in the sale of other product lines of Parent and its Subsidiaries, and Parent and its Subsidiaries shall not take any affirmative actions to attempt to shift revenue from one Target Period to another Target Period or any other period.

(g)         Notwithstanding any other provision of this SECTIONS 2.2, the Contingent Consideration is subject to offset as provided in SECTIONS 2.3(b) and 7.3(e).

(h)         If, prior to the end of the Final Period, Parent or Buyer conveys all, or substantially all, of the Software to a third party (directly, or indirectly, such as through the sale of substantially all of the equity securities of the entity owning the Software), Buyer shall pay, or cause to be paid to, Seller $5 million minus the amount of Contingent Consideration paid, or caused to be paid, by Buyer to Seller prior to such conveyance and minus the Unattained Contingent Consideration as of the date of conveyance.  Such payment will be due, if ever, as soon as reasonably practicable after such conveyance, but in any event, no later than ten (10) days after the closing of such sale.

(i)           If the Software is licensed together with other software products of Parent and its Subsidiaries, the same discount, if any, will be applied to the Software as is applied to the other software products of Parent and its Subsidiaries.  If maintenance on the Software is invoiced together with maintenance on any other software products of Parent and its Subsidiaries, the same discount, if any, will be applied to maintenance on the Software as is applied to maintenance on the other software products of Parent and its Subsidiaries.

2.3          Adjustment for Modified Net Assets.

(a)           Buyer will cause the Company to prepare an unaudited consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet will be prepared in accordance with U.K. GAAP and in a manner consistent with the Financial Statements referred to in SECTION 3.14.

(b)           Buyer will prepare, or cause to be prepared, an adjustment certificate (the “Adjustment Certificate”) setting forth in reasonable detail the calculation of “Modified Net Assets” as follows:

(i)          the amount of total assets, as set forth in the Closing Balance Sheet, excluding the amount of any intercompany receivable from Seller (or Subsidiaries of Seller other than the Company and its Subsidiaries) that will not be collected after the Closing Date; and

(ii)         minus the amount of total liabilities, as set forth in the Closing Balance Sheet, excluding (A) any deferred revenue liabilities, as set forth in the Closing Balance Sheet, (B) the amount of any intercompany payable to Seller (or Subsidiaries of Seller other than the Company and its Subsidiaries) that will not be paid to Seller after the Closing Date (and, with respect to Subsidiaries of Seller other than the Company and its Subsidiaries, for which written releases have been obtained from such Subsidiaries), (C) any severance obligations to Nigel Hopkinson and (D) any liabilities set forth in Closing Balance Sheet that Seller pays in accordance with this Agreement.

(c)           If the Modified Net Assets are less than $0, Seller promptly will remit to Buyer the difference between $0 and the Modified Net Assets.  If Seller fails to make any payment due under this SECTION 2.3, Buyer may, at Buyer’s sole discretion, offset the amount of such payment against any payment of Contingent Consideration otherwise due to Seller.

(d)           Buyer will deliver the Closing Balance Sheet, together with the Adjustment Certificate, to the Seller within 45 days after the Closing Date.  The Closing Balance Sheet and Adjustment Certificate will be considered final unless Seller objects in writing thereto within 30 days after delivery of the Adjustment Certificate.  If Seller makes a timely objection to the Adjustment Certificate, Seller and Buyer shall attempt to settle such dispute and reach a written agreement with respect to such dispute.  If the Parties are unable to enter into a settlement within 30 days after delivery of Seller’s written objection, then Seller and Buyer shall select an independent accounting firm of recognized national or regional standing (or, if the Parties cannot agree upon a selection, they shall select such accounting firm by lot from among the four largest accounting firms in the United States; provided, that, such selected accounting firm shall not at the time of selection be performing, or during any of the three years preceding such selection have performed, services for any of  Parent, Buyer, Seller or Seller’s shareholders) that shall resolve such dispute as promptly as possible.  A decision by the independent accounting firm as to the resolution of such dispute (the “Accountant’s Adjustment Determination”) shall be conclusive and binding upon the Parties for purposes of this Agreement.  The Accountant’s Adjustment Determination shall be (i) in writing, (ii) made in accordance with U.K. GAAP and (iii) nonappealable and incontestable by Buyer and Sellers and not subject to collateral attack for any reason.  If the Accountant’s Adjustment Determination results in a reduction of more than $15,000 in the amount payable under SECTION 2.3(b) by Seller to Buyer, Buyer will pay, or cause to be paid, the fees and costs of the independent accounting firm.  If the Accountant’s Adjustment Determination does not result in a reduction of more than $15,000 in the amount payable under SECTION 2.3(b) by Seller to Buyer, Seller will pay the fees and costs of the independent accounting firm.  Buyer will make available to Seller and its accountants and other representatives at reasonable times, upon reasonable notice at any time during (A) the review by Seller of the Adjustment Certificate and (B) the pendency of any dispute under this SECTION 2.3(d), the work papers and back-up materials used in preparing the Adjustment Certificate and such portion of Buyer’s or Parent’s books and records as are necessary to calculate Modified Net Assets, Until any dispute under SECTION 2.3(d) is resolved, Buyer will keep these materials at the offices of Parent or its Subsidiaries.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1          Organization of Seller.  Seller is duly organized, validly existing and in good standing under the Applicable Laws of Bermuda.

3.2           Authorization of Transactions.

(a)            Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to the Enforcement Limitations.

(b)           Seller has caused a board meeting of the Company to be held at which a resolution to register the transfer of the Shares passed at such board meeting of the Company, subject to the transfers being stamped at the cost of Seller.

3.3           No Notice or Approval.  None of Seller, the Company or any Subsidiary of the Company must give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Transactions”).

3.4           Seller Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or any Legal Restriction to which Seller is subject, (b) except as set forth in Schedule 3.4(b), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets are subject or (c) result in the imposition or creation of a Lien upon or with respect to Shares.

3.5           Intentionally Omitted.

3.6           Shares.  Seller holds of record and owns beneficially all of Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and analogous Bermuda law or the laws of England and Wales), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any capital stock of the Company or any of its Subsidiaries.  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

3.7          Organization, Qualification, and Corporate Power.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its incorporation.  Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required.  Each of the Company and of its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged  and to own and use the properties owned and used by it.  Schedule 3.7 lists the directors and officers of the Company and each of its Subsidiaries.  Seller has delivered to Buyer correct and complete copies of the charter and bylaws (or other applicable organic documents) for each of the Company and its Subsidiaries (as amended to date).  The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for each of the Company and its Subsidiaries are correct and complete.  Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws (or other applicable organic documents).

3.8          Capitalization.  The authorized share capital of the Company consists of 6,102,454 ordinary shares of £0.0001 each, of which the Shares are the only issued shares thereof.  All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue any issued share capital.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

3.9          Company Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (a) violate any Applicable Law or any Legal Restriction to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws (or other applicable organic documents) of any of the Company and its Subsidiaries or (b) except as set forth in Schedule 3.9, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

3.10        Intentionally Omitted.

3.11        Title to Assets.  The Company and its Subsidiaries have good and marketable title to, or, if a leasehold interest is disclosed in Schedule 3.11 or the Financial Statements, a valid leasehold interest in, the properties and assets used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

3.12        Software.

(a)            Schedule 3.12(a) is a complete and accurate list of the Proprietary Software Products.

(b)           Schedule 3.12(b) is a complete and accurate list of the Software, indicating in connection with each Software product, the Third-Party Software included therein.

3.13        Subsidiaries.  Schedule 3.13 sets forth for each Subsidiary of the Company (a) its name and jurisdiction of incorporation, (b) the number of authorized shares for each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (d) the number of shares of its capital stock held in treasury.  All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable.  The Company or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding any of its own capital stock.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association that is not a Subsidiary of the Company.  Except for the Subsidiaries set forth in Schedule 3.13, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

3.14        Financial Statements.

(a)            Attached hereto as Schedule 3.14 are the following financial statements: (i) (A) the audited balance sheet and statement of profit and loss account for the Company as of, and for, the year ended December 31, 2005 (the “Most Recent Fiscal Year End”), and (B) the unaudited balance sheet and income statement for SUSA as of, and for, the Most Recent Fiscal Year End (together, the “Annual Financial Statements”); and (ii) (X) the unaudited balance sheet and statement of profit and loss account for the Company as of and for the six months ended June 30, 2006  (the “Most Recent Fiscal Month End”), and (B) the unaudited balance sheet and income statement for SUSA as of, and for, the Most Recent Fiscal Month End (together, the “Most Recent Financial Statements” and together with the Annual Financial Statement, the “Financial Statements”).

(b)           The Financial Statements of the Company have been prepared in accordance with U.K. GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, in all material respects, and are consistent with the books and records of the Company in all material respects (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements of the Company lack the footnotes and other presentation items required to comply with U.K. GAAP and are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(c)            The Financial Statements of SUSA have been prepared in accordance with U.S. GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition of SUSA as of such dates and the results of operations of SUSA for such periods, are correct and complete, in all material respects, and are consistent with the books and records of SUSA in all material respects (which books and records are correct and complete); provided, however, that the Financial Statements of SUSA lack the footnotes and other presentation items required to comply with U.S. GAAP and the Most Recent Financial Statements of SUSA are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

3.15        Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Schedule 3.15, since the Most Recent Fiscal Year End:

(a)            neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)           neither the Company nor any of its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(c)            no party (including the Company and its Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

(d)           neither the Company nor any of its Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible;

(e)            neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(f)            neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(g)           neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

(h)           neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

(i)             neither the Company nor any of its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(j)             neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)            there has been no change made or authorized in the charter or bylaws (or other applicable organic documents) of any of the Company or its Subsidiaries;

(l)             neither the Company nor any of its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m)           neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

(n)           neither the Company nor any of its Subsidiaries has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(o)           neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)           neither the Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)           neither the Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(r)            neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

(s)            neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(t)            neither the Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u)           there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries;

(v)           neither the Company nor any of its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

(w)           neither the Company nor any of its Subsidiaries has made any loans or advances of money;

(x)            neither the Company nor any of its Subsidiaries has disclosed any Confidential Information; and

(y)           neither the Company nor any of its Subsidiaries has committed to any of the foregoing.

3.16        Undisclosed Liabilities.  As of the Closing, neither the Company nor any of its Subsidiaries has any Liabilities required to be disclosed on a balance sheet prepared in accordance with U.K. GAAP except Liabilities recorded in the general ledger system of the Company.

3.17        Legal Compliance.  Each of the Company and its Subsidiaries, have complied with all Applicable Laws in all material respects, and no Legal Action has been filed or commenced against any of them nor have they received notice of any written Legal Action, alleging any failure so to comply.

3.18        Tax Matters.  Except as set forth in Schedule 3.18 as an exception:

(a)           Each of the Company and its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under Applicable Law.  All such Tax Returns were correct and complete in all material respects.  All Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Returns that the Company or any of its Subsidiaries is or may be subject to that particular tax by that jurisdiction.

There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b)           Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to one another or to any Affiliate of the Company or such Subsidiary, or to any employee, independent contractor, creditor, stockholder or other third party.

(c)           No Non-U.S., U.S. federal, state or local action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or, to the Knowledge of the Seller or any director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries, threatened with respect of any Tax, and there are no discussions with any Governmental Authority with respect to Taxes that are likely to result in any additional amount of Tax to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received from any Non-U.S., U.S. federal, state or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries.  Schedule 3.18(c) lists all Non-U.S., U.S. federal, state and local income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Sellers have made available to Buyer correct and complete copies of all Non-U.S., U.S. federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2001.

(d)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan, including this Agreement, that has resulted or could result, separately or in the aggregate, in the payment of (i) any amount that is not deductible under Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law).  Each of the Company and its Subsidiaries has disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  Neither the Company nor any of its Subsidiaries has participated in any transaction that has been identified by the Internal Revenue Service in published guidance as a reportable transaction.

(f)            The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.  Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in U.S. GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(g)           Neither the Company nor any of its Subsidiaries has agreed or will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           agreement with any Governmental Authority with respect to the tax liability of the Company or any of its Subsidiaries executed on or prior to the Closing Date;

(iii)          intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or Non-U.S. income Tax law);

(iv)          installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)           prepaid amount received on or prior to the Closing Date.

(h)           Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i)            No Subsidiary of the Company has ever been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal Income Tax Return for any Tax year. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than its own) under Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local, or non-U.S. Tax Law), as a transferee or successor, by contract, or otherwise.  Neither the Company nor any of its Subsidiaries is now or has ever been party to or bound by any Tax-allocation, Tax-sharing, or Tax-indemnity agreement.

(j)            Neither the Company nor any of its Subsidiaries has made an election, and is not required to  make an election, to treat any asset of the Company or any of its Subsidiaries as owned by another person for federal income tax or other Tax purposes or as tax-exempt bond finance property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state, local, or non-U.S. Tax Law.

(k)           Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code, concerning collapsible corporations.

(l)             Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)          Neither the Company nor any Subsidiary is, or has ever been, or has made an election or consented to be treated for purposes of any Taxes covered by the Code as (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company, (v) a controlled foreign corporation, or (vi) a DISC, each within the meaning of or appropriate definition in the Code.

(n)           All intercompany agreements and payments between or among the Company or its Subsidiaries or Affiliates are and have been determined, computed and paid, as appropriate, on an arms-length basis as if dealing with separate and distinct parties who are wholly independent of each other.

(o)           Neither the Company nor any of its Subsidiaries are, and at no time have been or have been treated as, resident in or having a permanent establishment or otherwise being deemed to be doing business in any manner (including, without limitation, by or through employees, independent contractors or other service or representative relationship) in any jurisdiction or country other than where the Company and each of its Subsidiaries are incorporated for purposes of any Taxes (including, without limitation, pursuant to any Tax treaty or other inter-country agreement applicable to any Taxes).

(p)           None of Seller, the Company or any of its Subsidiaries has made or has filed, or has had made or filed on its behalf, an election to be treated or is treated as a disregarded entity for purposes of any Taxes including, without limitation, for purposes of United States federal income taxes.

3.18A   U.K. Tax Matters.

(a)            Each Group Company has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Tax and, in particular, has properly operated any PAYE System to which it is subject, by deducting tax as required by law from all payments made, or treated as made, to its employees or former employees, and accounting to the appropriate Tax Authority for all the tax deducted and for all tax chargeable on benefits provided for its employees or former employees.

(b)           All capital expenditure on tangible fixed assets, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred by any Group Company or which may be incurred by it under any continuing obligation has qualified or will qualify for capital allowances for each relevant period at the highest rate applicable to expenditure incurred at the time in question.

(c)            If each of the capital assets of each Group Company was disposed of at Closing for a consideration equal to its book value in, or adopted for the purpose of, the Annual Financial Statements, no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise.

(d)           The Company is registered for VAT.

(e)            For all VAT accounting periods ending on or after January 1, 2001, the Company has complied fully with and observed the terms of VAT Legislation, has maintained and obtained at all times complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT Legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT Legislation, and is not and has not been subject under VAT Legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(f)            All documents which affect the right, title or interest of any Group Company to or in its properties, undertaking or assets, or to which any Group Company is a party, and which attract stamp duty were duly stamped within the requisite period for stamping, and any stamp taxes, transfer taxes or capital duty to which any Group Company is or could be liable were duly paid within the requisite period for payment.

(g)           No transaction between any two or more Group Companies is, or has ever been, on or subject to terms and conditions that the Group Companies concerned would not have agreed had they been acting as independent persons and at arm’s length.

(h)           Each Group Company:

(i)            has complied fully with and observed all legislation and regulations relating to customs duties and excise duties;

(ii)           has maintained and obtained at all times complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of all legislation and regulations relating to customs duties and excise duties;

(iii)          has preserved such records, invoices and other documents in such form and for such periods as are required by all such legislation and regulations;

(iv)          is not and has not been subject under such legislation or regulations to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of supplying any product subject to excise duties; and

(v)           has complied with the terms of all agreements with any Tax Authority in relation to customs duties or excise duties, including any such agreements relating to returns, payment, deferral or guarantee in respect of such duties.

3.19         Real Property.

(a)           The Company has no Owned Real Property:

(b)           Schedule 3.19(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Each of the Company and its Subsidiaries have delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in Schedule 3.19(b), with respect to each of the Leases:

(i)            such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)           the Transactions do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)        the Company or the Subsidiary identified as the tenant under the Lease is solely legally and beneficially entitled and has a good and marketable title to the Leased Real Property in the United Kingdom;

(iv)         there are, appurtenant to each Lease Real Property in the United Kingdom, all rights and easements necessary for the current use of the property as offices and enjoyment (without restriction to time or otherwise);

(v)          value added tax is not chargeable on the rent or any other payments made under the Lease of any Leased Real Property in the United Kingdom and no election has been made by the landlord to waive exemption from value added tax in respect of the lease;

(vi)         neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(vii)        neither the Company nor any of its Subsidiaries, nor to Seller’s Knowledge, any other party to the Lease is in breach of or default under such Lease, and to Seller’s Knowledge,  no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(viii)       no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(ix)          neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(x)           the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries;

(xi)          neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(xii)         neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein;

(xiii)        there are no Liens on the estate or interest created by such Lease;

(xiv)        there are no matters in relation to Lease Real Property in the United Kingdom which are registered as local land charges or, although not registered, are capable of registration as local land charges;

(xv)         the Company has not (nor has anyone on their behalf) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Lease Real Property or of which the Lease Real Properties have the benefit;

(xvi)        all of the Lease Real Property are actively used by the Company in connection with the Ordinary Course of Business and the Company is in actual occupation of the whole of the Leased Real Property on an exclusive basis;

(xvii)       there are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Lease Real Properties in the United Kingdom;

(xviii)      none of the Lease Real Property in the United Kingdom has suffered from any flooding, subsidence, heave, landslip, mining, activities, structural defects, defects in the drains and services from time to time serving the Properties or dry rot, wet rot, rising damp and any infestation;

(xix)        no notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Leased Real Property in the United Kingdom, the current use of the properties or any machinery, plant or equipment in them, and the Company, is not aware of any matter which could lead to any such notice, complaint or requirement being issued or made; and

(xx)         so far as the Seller is aware there exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Lease Real Property and the Company does not expect, or is it aware of, any circumstances that may give rise to any such dispute after the date of this agreement.

(c)            The Owned Real Property identified in Schedule 3.19(a) and the Leased Real Property identified in Schedule 3.19(b) (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Company’s and its Subsidiaries’ business; and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(d)           The Company, has no actual or contingent liability in respect of land and buildings in the United Kingdom that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

(e)            The Company has not given any guarantee or indemnity for any liability relating to any of the Lease Real Property, any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance or any other land or buildings.

3.20         Intellectual Property.

(a)           The Company and its Subsidiaries own and possess the Proprietary Software Products and own and possess or have the right to use pursuant to a valid and enforceable license, sublicense, agreement, permission or otherwise all other Intellectual Property used in the operation of the business of the

Company and its Subsidiaries as presently conducted.  Each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing.

(b)           To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated any Intellectual Property rights of third parties, and. except as set forth in Schedule 3.20(b), none of the Seller or the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company or its Subsidiaries has ever received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any written claim that the Company or its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of Seller, no third party has infringed upon or misappropriated any Intellectual Property rights owned by the Company or its Subsidiaries.

(c)           Schedule 3.20(c) identifies each patent or registration that has been issued to the Company or any of its Subsidiaries with respect to any Intellectual Property, identifies each pending patent application or application for registration that the Company or any of its Subsidiaries has made with respect to any Intellectual Property, and identifies each license, sublicense, agreement or other permission that the Company or any of its Subsidiaries has granted to any third party with respect to any of the Intellectual Property of the Company or its Subsidiaries.  Seller has delivered or made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date).  Schedule 3.20(c) also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, and material computer software program (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $20,000 in the aggregate) presently used by the Company or any of its Subsidiaries in connection with any of its businesses.  With respect to each item of Intellectual Property required to be identified in Schedule 3.20(c) and owned by the Company or any of its Subsidiaries:

(i)            the Company or its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure excluding the licenses listed in Schedule 3.20(c);

(ii)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and, to the Knowledge of Seller, there are no grounds for the same;

(iv)          neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item;

(v)           all statements and representations made by the Company or its Subsidiaries in any governmental applications, filings or registrations relating to the item were true in all material respects as of the time they were made and remain true as of the date of this Agreement; and

(vi)          no loss or expiration of the item is pending or reasonably foreseeable, except for patents, copyrights and trademark registrations expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, the Company or any Subsidiary, including without limitation, a failure by Seller, the Company or any Subsidiary to pay any required maintenance fees).

(d)           Seller has delivered to Buyer correct and complete copies of all licenses, sublicenses, agreements, and permissions (as amended to date) under which the Company or any if its Subsidiaries has the right to use any material Intellectual Property that is not owned by the Company or any of its Subsidiaries.  With respect to each such item of Intellectual Property:

(i)            the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)           the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the Transactions;

(iii)          to the Knowledge of Seller, no party to the license, sublicense, agreement or permission is in breach or default, and, to the Knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv)          to the Knowledge of Seller, no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v)           to the Knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(vi)          to the Knowledge of the Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and, to the Knowledge of Seller, there are no grounds for the same; and

(vii)         neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(e)           Each of the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all of the Intellectual Property that it owns or uses so as not to cause a Materially Adverse Affect on the validity or enforceability thereof.  To the Knowledge of Seller, the owners of any of the Intellectual Property licensed to the Company or its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Intellectual Property covered by such license so as not to materially adversely affect the validity or enforceability thereof.

(f)            Each of Seller the Company and its Subsidiaries have complied with and are presently in compliance with all non-U.S., U.S. federal, state, local, governmental (including, but not limited to, the Federal Trade Commission), administrative or regulatory laws, regulations, and rules applicable to any Intellectual Property except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(g)           The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions and technical characteristics of the Proprietary Software Products have been accurately prepared in accordance with standards generally practiced by companies similar in size to the Company and whose principal business is creation or development of software similar to the Proprietary Software Products and are reasonably sufficient to permit persons who are reasonably skilled and proficient in the design, manufacture and sale of software products as now being produced to continue the same in the Ordinary Course of Business and to support and maintain the products and services.  The Proprietary Software Products presently under development by the Company are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software similar to the Proprietary Software Products.

(h)           Employees, agents and consultants of the Company or its Subsidiaries have performed all computer programming and development with respect to the Proprietary Software Products and employees, agents and consultants of the Company or its Subsidiaries have authored all user documentation related thereto.  Each individual and entity, including each employee, agent, consultant and contractor, who has contributed to or participated in any way in the conception, creation, reduction to practice or development of the Proprietary Software Products was at the time of such contribution or participation:

(i)            a party to and bound by a valid, enforceable, duly executed agreement with the Company or its Subsidiaries containing confidentiality provisions and standard “work-made-for-hire” provisions, in accordance with applicable law or a valid and enforceable written assignment in favor of the Company or its Subsidiaries as assignee that has conveyed to the Company or its Subsidiaries, or otherwise bound by laws or regulations that convey to the Company or its Subsidiaries, all right, title and interest in and to all worldwide intellectual rights in the copyrights, patents, registrations, trademarks, Trade Secrets and other Intellectual Property created, conceived, reduced to practice or developed by such individual or entity in the course of performing services for the Company, including, without limitation, all worldwide copyrights and patent rights therein and thereto; or

(ii)           a genuine employee (and not a subcontractor) of an entity described in subsection (i) of this sentence bound by a valid, enforceable, duly executed agreement with such entity containing confidentiality provisions and standard “work-made-for-hire” provisions, in accordance with applicable law, or a valid and enforceable written assignment in favor of such entity (for the benefit of the Company or its Subsidiaries) or in favor of the Company or its Subsidiaries directly, as assignee, that has conveyed to the Company or its Subsidiaries, or otherwise bound by laws or regulations that convey to the Company or any of its Subsidiaries, all rights, title and interests in and to all worldwide intellectual rights in the copyrights, patents, registrations, trademarks, Trade Secrets and other Intellectual Property created, conceived, reduced to practice or developed by such individual in  the course of his or her employment with the Company or its Subsidiaries, including, without limitation, all worldwide copyrights and patent rights therein and thereto.  To the Knowledge of Seller, no subcontractors of any Person have contributed to or participated in the conception, creation, reduction to practice or development of the Proprietary Software Products.  Schedule 3.20(h) sets forth the names of all persons who wrote code for the Proprietary Software Products, a description of the code written by each such person and the dates on or time period during which each such person performed  work for the Company or its Subsidiaries.  Seller has delivered or made available to Buyer a true and complete copy of each agreement under which each such person performed work related to the Intellectual Property of the Company or its Subsidiaries.

(i)            Except as set forth in Schedule 3.20(i), no Intellectual Property owned by the Company has been escrowed, or is required to be escrowed, on behalf of or for the benefit of any person or entity.  No person or entity other than the Company and its Subsidiaries and its and their employees and consultants who have a “need to know” in connection with the performance of their duties to the Company has access or rights to the source code of the Proprietary Software Products.

(j)            The Company and its Subsidiaries have used and are using commercially reasonable methods to protect the Intellectual Property of the Company and its Subsidiaries from unauthorized use.  In no instance has the eligibility of the Intellectual Property owned by the Company for protection under applicable copyright or trademark law been forfeited to the public domain by omission of any required mark, notice or any other actions in the jurisdictions where such Intellectual Property is presently used or distributed, except where the forfeiture would not reasonably be expected to have a Material Adverse Effect.  The Company has promulgated and used Commercially Reasonable Efforts to enforce a commercially reasonable Trade Secrets protection program.  Without limiting the foregoing, Seller has used Commercially Reasonable Efforts to protect the source code and source code documentation relating to the Proprietary Software Products from disclosure except to employees and consultants of the Company or Seller who had “a need to know” the contents thereof in connection with the performance of their duties to the Company or Seller and who had been instructed  (in the case of third parties, pursuant to a duly executed confidentiality agreement) to maintain the confidentiality of the source code to Proprietary Software Products.

3.21         Tangible Assets.  Each material item of machinery, equipment, or other tangible asset owned by the Company or one of its Subsidiaries is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

3.22         Contracts.  Schedule 3.22 lists the following contracts and other agreements to which the Company or any of its Subsidiaries is a party:

(a)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(b)           any agreement (or group of related agreements) for the purchase or sale personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

(c)           any agreement concerning a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e)           any agreement concerning non-competition or prohibiting the hiring or employment of the employees or former employees of any Person;

(f)            any agreement with Seller or its Affiliates (other than the Company and its Subsidiaries);

(g)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)           any collective bargaining agreement;

(i)            any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

(j)            any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(k)           any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(l)            any agreement under which it has granted any Person any registration rights (including demand and piggyback registration rights);

(m)          any agreement under which the Company has agreed to indemnify any other Person for any loss, expense or Liability;

(n)           any agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(o)           any other agreement (or group of related agreements), understanding or course of dealing that will require the Company to make any payment excess of $25,000 after the Closing.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Schedule 3.22 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.22.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable against the Company or one of its Subsidiaries, as the case may be (except that the enforcement thereof may be limited by  the Enforcement Limitations) and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect on identical terms following the consummation of the Transactions; (iii) neither the Company nor one of its Subsidiaries nor, to Seller’s Knowledge, any other party thereto is in breach or default, and to Seller’s Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

3.23         Notes and Accounts Receivable.  Except as set forth in Schedule 3.25, all notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records and arose out of bona-fide third party transactions, are valid receivables subject to no setoffs or counterclaims.

3.24         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

3.25         Insurance.  Schedule 3.25 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage:

(a)           the name, address and telephone number of the agent;

(b)           the name of the insurer, the name of the policyholder and the name of each covered insured;

(c)           the policy number and the period of coverage;

(d)           the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)           a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy:  (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transactions; (iii) none of  the Company, its Subsidiaries or any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Seller’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.  Each of the Company and its Subsidiaries has been covered since formation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged.  Schedule 3.25 describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

3.26         Litigation.  None of the Company or its Subsidiaries (a) is subject to any Legal Restriction or (b) is a party to or, to the Knowledge of Seller, is threatened to be made a party to, any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any U.S. federal, state, local or non-U.S. jurisdiction or before any arbitrator.  Except as set forth on Schedule 6.26, Seller has no Knowledge or reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Company or any of its Subsidiaries or to the Company’s Knowledge that there is any Basis for the foregoing.

3.27        Product Warranty.  Schedule 3.27 includes copies of the standard terms and conditions of sale, lease or license for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).  Each product sold, leased, licensed or delivered by the Company or any of its Subsidiaries has been made in conformity with such standard terms and conditions.  Schedule 3.27 lists the return claims made by the customers of the Company and its Subsidiaries during the prior twelve months.  No product developed, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.27.

3.28        Product Liability.  None of the Company or its Subsidiaries has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, sold, leased, licensed or delivered by the Company or any of its Subsidiaries.

3.29         Employees.

(a)           With respect to the business of the Company and its Subsidiaries:

(i)            there is no collective bargaining agreement or relationship with any labor organization;

(ii)           to the Knowledge of Seller, no employee of the Company or any of its Subsidiaries (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Company or its Subsidiaries;

(iii)          no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv)          to the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v)           no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and to the Knowledge of Seller, none is underway or threatened;

(vi)          there is no workman’s compensation liability, experience or matter that could have a Material Adverse Effect;

(vii)         there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to Seller’s Knowledge, threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or its or their officers or directors) of any Applicable Law, regulation or contract;

(viii)        to the Knowledge of Seller, no employee or agent of the Company or any of its Subsidiaries has committed any act or omission that would create a material liability for any violation or breach described in clause (vii) above;

(ix)           there is no obligation to create, maintain or report any information relating to any affirmative action or similar plan as a result of any contract with a federal, state or local governmental entity, including without limitation pursuant to Executive Order 11246, as amended, or any other Applicable Law; and

(x)            all employees have authorization to work at the locations where they are employed and documentation of such authorization is maintained in the files of the applicable Company or Subsidiary as required by Applicable Law.

(b)           Except as set forth in Schedule 3.29, there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries and there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries.

(c)           With respect to the Transactions, any notice required under any Applicable Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied.  The Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

3.29A     U.K. Employees.

(a)          Schedule 3.29A(a) sets forth  a listing of all U.K. Employees.  Seller has provided Buyer with complete and accurate copies of all of the employment agreement covering any of the U.K. Employees.

(b)          Schedule 3.29A(b) sets forth anonymised details of anyone who is not an employee and who is providing services to the Company under an agreement that is not a contract of employment with the Company and the particulars of the terms on which the individual provides services, including:

(i)            the company which engages them;

(ii)           their remuneration and contractual benefits; and

(iii)          their contractual notice period or, if a fixed term, the expiry date of the fixed term.

(c)            Schedule 3.29A(c) sets forth  anonymised details of all U.K. Employees who are on secondment, maternity, paternity, adoption or long term sick leave.

(d)           Except as set forth on Schedule 3.29A(d), to the Knowledge of Seller, notice has not been served to terminate the contract of employment of any U.K. Employee earning in excess of £25,000 per annum (whether by the relevant employer or by the U.K. Employee) and to the Knowledge of Seller, no dispute under any Employment Legislation or otherwise is outstanding between the Company and any U.K. Employee relating to their employment, its termination and any reference given by the Company regarding them.

(e)            To the Knowledge of Seller, no offer of employment has been made by the Company where the employee’s salary would exceed £25,000 which has not yet been accepted, or which has been accepted but where the employment has not yet started.

(f)            Except as set forth in Schedule 3.29A(f), to the Knowledge of Seller, the acquisition of the entire issued share capital of the Company by the Buyer and compliance with the terms of this agreement will not entitle any U.K. Employees to terminate their employment or receive any payment or other benefit, except as provided for in this Agreement.

(g)            All contracts with U.K. Employees are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment).

(h)            Except as set forth in Schedule 3.29A(h), to the Knowledge of Seller, the Company has not incurred any liability for failure to provide information or to consult with U.K. Employees under any Employment Legislation.

(i)             The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former U.K. Employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

(j)             In respect of the U.K. Employees there are no material existing industrial or trade disputes or negotiations regarding a claim with any trade union, group or organisation of employees or their representatives representing U.K. Employees.

(k)            The Company has complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to the U.K. Employees.

(l)             Except as set forth in Schedule 3.29A(l), there are no sums owing to or from any U.K. Employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(m)           The Company has not agreed to any future variation in the contract of any U.K. Employee.

(n)            Seller has provided Buyer with

(i) complete and accurate copies of all standard form contracts, handbooks, policies and other documents which apply to all of the U.K. Employees; and

(ii) complete and accurate copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives which may affect any U.K. Employee.

(o)            Other than the U.K. Employees whose details are set out in Schedule 3.29A(a), there are no employees engaged by the Company in connection with the business of the Company in the United Kingdom.

3.30         U.S. Employee Benefits.

(a)           Schedule 3.30 lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability, with respect to employees in the United States.

(i)            Each such Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

(ii)           All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii)          All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with the past custom and practice of the Company and its Subsidiaries.  All premiums or other payments for all periods ending on or before the Closing Date have been (or will be) paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)          Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under the Code, as amended by that Tax legislation commonly known as “GUST” and “EGTRRA,” (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.  To the Knowledge of Seller, nothing has occurred since the date of the most recent such letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v)           There have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan.  No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or , to the Knowledge of Seller, threatened.  Seller has no Knowledge of any reasonable Basis for any such action, suit, proceeding, hearing, or investigation.

(vi)          Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions (as currently in effect), the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements (as currently in effect) that implement each such Employee Benefit Plan.

(b)           None of the Company, nor its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) covered by Section 302 of ERISA.  No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(c)           None of the Company, nor its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(d)           None of the Company nor its Subsidiaries maintains, contributes to or has an obligation to contribute to, nor has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company, any of its Subsidiaries or of any other Person, except as required by COBRA or other Applicable Law or as may be related to routine conversion rights.

3.30A      U.K. Employee Benefits.

(a)            Except for the Employees named in Schedule 3.30A, there is no arrangement under which the Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (“Pensionable Employees”) and no proposal or announcement has been made to any Employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.

(b)           The Company has facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

(c)            No proposal or announcement has been made to any Employee or to any officer of the Company about the introduction, continuance, increase or improvement of any pension, lump sum, death, ill-health, disability or accident benefit.

(d)           No discrimination on grounds of sex, disability, marital status, hours of work, fixed-term or temporary agency workers, sexual orientation, religion or belief is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees.

(e)            No claims or complaints have been made or are pending or threatened in respect of the provision of (or failure to provide) pension, lump sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees and there is no fact or circumstance likely to give rise to such claims or complaints.

3.31         Guaranties.  None of the Company and its Subsidiaries is  a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

3.32         Environmental, Health and Safety Matters.  Except as set forth in Schedule 3.32, the Company, its Subsidiaries and its and their respective predecessors and Affiliates have complied, and are in compliance in all material respects, with all Environmental, Health and Safety Requirements.

3.33         Certain Business Relationships with the Company.  Except as set forth in Schedule 3.33, none of Seller, its Affiliates or the directors, officers or employees  of the Company and its Subsidiaries has been involved in any business arrangement or relationship with the Company or its Subsidiaries within the past 12 months, and none of Seller, its Affiliates or the directors, officers or employees  of the Company and its Subsidiaries owns any asset, tangible or intangible, that is used in the business of the Company or its Subsidiaries.

3.34         Unearned and Deferred Revenues.  Except as set forth in Schedule 3.34, no customer of the Company or any of its Subsidiaries has been billed, or has paid any amount, for any services, licenses or products that have not been performed or delivered by the Company or its Subsidiaries, or for which deferred revenue is being amortized.

3.35         Seller and Company Transaction Expenses.  Seller, the Company and its Subsidiaries have paid in full all legal, accounting, investment banking, broker’s, finder’s and agent’s fees and expenses incurred by Seller, the Company or its Subsidiaries in connection with the Transactions.

3.36         Customers and Suppliers.

(a)           Schedule 3.36 lists the 20 largest customers of the Company  and its Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(b)           Since the date of the Most Recent Balance Sheet, no material supplier of the Company or any of its Subsidiaries has indicated in writing to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries, and no customer listed in Schedule 3.36 has indicated in writing to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, licensing or buying products or services from the Company or its Subsidiaries.

3.37         Disclosure.  The representations and warranties contained in this ARTICLE 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE 3 not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer represent and warrant to Seller as follows:

4.1           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the Netherland.

4.2           Authorization of Transactions.  Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the Transactions.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

4.3           Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

4.4           Buyer Tax Status.  Buyer is treated as a disregarded entity for U.S. federal income tax purposes.  Buyer is wholly owned by Stellent Holding B.V., a company incorporated in The Netherlands, which has not made or filed, nor has it had made or filed on its behalf, an election to be treated and is not treated as a disregarded entity for purposes of any Taxes including, without limitation, for U.S. federal income tax purposes.

4.5           Organization of Parent.  Parent is a corporation duly organized, validly existing and in good standing under the Applicable Laws of Minnesota.

4.6           Authorization of Parent Transactions.  Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Parent, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions.  Parent need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the Transactions.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Parent.

4.7           Parent Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which Parent is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Parent is a party or by which it is bound or to which any of its assets are subject.

4.8           Brokers’ Fees.  Neither Parent nor Buyer has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Seller could become liable or obligated.

ARTICLE 5
CLOSING AND CLOSING DELIVERIES

5.1           Closing.  The closing of the Transactions (“Closing”) will take place at the offices of Faegre & Benson LLP in Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the date hereof (the “Closing Date”).  Closing will be effective as of 9:00 a.m. on the Closing Date.

5.2           Seller’s Deliveries at Closing.  At Closing, Seller will deliver or cause to be delivered to Buyer, the following documents and evidence:

(a)           transfers of the Shares executed by the registered holders in favor of Buyer or its nominees;

(b)           the share certificates for the Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)           the written resignation in a form approved in advance by Buyer (such approval not to be unreasonably withheld) or evidence reasonably satisfactory to Buyer of the removal of each officer and director of the Subsidiaries, with each such resignation (or removal) effective no later than immediately prior to the effective time of Closing:

(d)           a legal opinion in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date, from Appleby Spurling Hunter, outside legal counsel to Seller;

(e)           in relation to the Company and the Subsidiaries (where appropriate), the statutory registers and minute books (written up to the time of Closing), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(f)            the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of the Company and each one of the Subsidiaries from their offices and employment with the Company or Subsidiary;

(g)           all title deeds and other documents relating to any Leased Real Property or Owned Real Property;

(h)           evidence that all indebtedness or other liability for borrowed money has been dischared;

(i)             evidence that all transaction-related fees and expenses in connection with the negotiation of this Agreement and the Closing have been paid, including releases from Perkins Coie LLP, Appleby Spurling Hunter, PricewaterhouseCoopers LLP and GP Technology Partners, LLC; and

(j)            all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Seller at Closing.

5.3           Closing Deliveries of Parent and Buyer. At Closing, Parent and Buyer will deliver, or cause to be delivered, to Seller  (or as this Agreement otherwise directs), the following:

(a)           payment of the Initial Consideration pursuant to SECTION 2.1;

(b)           an officer’s certificate of a duly authorized officer of Parent in a form approved in advance by Seller, certifying that attached thereto is a true and correct copy of the resolutions of the board of directors of Parent, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, in each case as are then in full force and effect;

(c)           an officer’s certificate of a duly authorized officer of Buyer in a form approved in advance by Seller, certifying that attached thereto is a true and correct copy of the resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, in each case as are then in full force and effect; and

(d)           all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 6
COVENANTS

6.1           General.  In case at any time after Closing any further actions are reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 7).  Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries.

6.2           Transition.  Seller will take no action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or its Subsidiaries from maintaining the same business relationships with the Company or its Subsidiaries after the Closing as it maintained with the Company or its Subsidiaries prior to the Closing.  Seller will refer all customer inquiries relating to the business of the Company or its Subsidiaries to Buyer from and after the Closing.

6.3           Confidentiality.  Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession.  If Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this SECTION 6.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller will use its Commercially Reasonable Efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer will designate.

6.4           Name Change; Covenant Not to Compete.

(a)           Seller shall, within 30 days of the Closing Date, provide Buyer with evidence, including certified copies of corporate resolutions and amended organic documents, verifying that Seller has changed its name to eliminate “SealedMedia” therefrom and, within 30 days of the Closing Date, with evidence that Seller has changed any filings with regard to assumed names, qualifications to conduct business as a foreign corporation and the like as necessary to permit Buyer to assume the trade name “SealedMedia.”  During the period encompassing 30 days from the Closing Date, Seller may not utilize the name “SealedMedia” in any material commercial context, except as necessary to file tax returns or other documents with governmental entities.

(b)           To further ensure that Buyer receives the expected benefits of acquiring the Shares, Seller hereby agrees that, throughout the period that commences on the Closing Date and ends on the second anniversary of the Closing Date, except for the covenants and restrictions contained in SECTION 6.4(b)(v) hereof which will last indefinitely (with such period that ends on such second anniversary being referred to herein as the “Non-Compete Period”), Seller will not at any time directly or indirectly:

(i)            own, operate, invest in, lend money to, consult with, render services to, act as agent for, acquire or hold any interest in (A) any business of any nature that competes with any business currently owned or operated by Parent, Buyer, the Company or its Subsidiaries or (B) any corporation, partnership, association or other entity of any nature that owns, operates or has an interest in any business described in the immediately preceding clause (A) (except that nothing herein will prohibit Seller from owning not more than one percent of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

(ii)           employ or attempt to employ, directly or indirectly, any person who is now or later becomes a director, officer or employee of the Company or any of its Affiliates, including Parent, Buyer and their Affiliates, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company or any of its Affiliates, including Parent, Buyer and their Affiliates;

(iii)          solicit, request, advise or induce any present or potential customer, supplier or other business contact of the Company or any of its Affiliates, including Parent and Buyer, to cancel, curtail or otherwise adversely change its relationship with the Company or any of its Affiliates, including Parent and Buyer;

(iv)          criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Company or any of its Affiliates, including Parent and Buyer, or any aspect of the Company’s or any of its Affiliates’, (including Parent’s and Buyer’s) management, policies, operations, products, services, practices or personnel; or

(v)           use any name that includes (A) the word SealedMedia or any confusingly similar combination or variation thereof in any geographical area or (B) any other name that implies a connection or affiliation with the Company or any of its Affiliates, including Parent and Buyer.

6.5           Non-Disclosure.  Seller hereby acknowledges and agrees that all non-public information and data of the Company and its Subsidiaries, including that related to product and service formulation, customers, pricing, sales and financial results (collectively, “Trade Secrets”) are of substantial value to the Company and its Subsidiaries, provide them with a substantial competitive advantage in their business and are and have been maintained in the strictest confidence as trade secrets.  Except as otherwise approved in advance by Buyer in writing, Seller will not at any time divulge, furnish or make accessible to anyone any Trade Secret.

6.6          Tax Matters.

(a)            Tax Returns and Payments.

(i)            Seller shall prepare and file, or shall cause the Company or its Subsidiaries to prepare and file all Tax Returns that are required to be filed (taking into account extensions therefor) on or prior to the Closing Date (“Pre-Closing Date Tax Returns”).  All Pre-Closing Date Tax Returns relating to the Company or any of its Subsidiaries shall be prepared in accordance with past practice (unless a contrary position is required by law).  Seller shall pay, or cause to be paid, any and all Taxes due with respect to Pre-Closing Date Tax Returns

(ii)           Buyer shall file, or cause to be filed, all Tax Returns for which Seller does not have filing responsibility pursuant to this SECTION 6.6(a) (“Post-Closing Date Tax Returns”), provided that Buyer shall provide Seller with a copy of any Post-Closing Date Tax Return to be filed by or with respect to the Company or any of its Subsidiaries at least 10 days prior to the due date for filing such Tax Return.  Seller shall have the right to review and approve such Tax Return until ten (10) days prior to the date for filing thereof, which approval shall not be unreasonably withheld.  Buyer shall pay, or cause to be paid, subject to clause (a)(iii), any and all Taxes due with respect to Post-Closing Date Tax Returns.

(iii)          Buyer and Seller shall discharge, or cause to be discharged, all Tax liabilities shown on Tax Returns based on the assumption and allocation of Tax liabilities provided in SECTION 6.6(b) without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Taxes shown due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than two business days prior to the filing of such Tax Return.

(b)           Allocation of Taxes.

(i)            Seller shall be responsible for (A) the payment of all Taxes attributable to any Pre-Closing Date Period in excess of the amounts accrued on the Closing Balance Sheet; and (B) Transfer Taxes, as provided in SECTION 6.6(g).

(ii)           Purchaser shall be responsible for (A) the payment of all Taxes attributable to any Post-Closing Date Tax Period; and (B) the payment of all Taxes accrued on the Closing Balance Sheet.

(iii)          For purposes of clauses (b)(i) and (b)(ii), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (A) in the case of Taxes other than Taxes based upon or related to income, receipts, sales, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income, receipts, sales, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Straddle Period shall be allocated in the manner that Taxes based on income would be allocated.

(c)            Tax Cooperation, Tax Audits.

(i)             After the Closing Date, the Purchaser and the Seller shall, and shall cause their respective Affiliates and professional advisors to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of the Purchaser and the Seller.  The Seller and the Purchaser shall give prompt notice to each other of any inquiry, audit or proposed adjustment to Taxes relating to Pre-Closing Date Tax Periods.  Each party shall cooperate with the other in connection with any Tax investigation, audit, or other proceeding; provided, however, that each party shall comply with the provisions of Article 7, dealing with Indemnification; and further provided, that (A) the Seller shall not permit any Lien to be created or to continue upon any property or assets of the Corporation or take any action (without the consent of the Buyer, which consent shall not be unreasonably withheld) that would have the effect of increasing any Taxes with respect to any Post-Closing Date Tax Period, and (B) Buyer shall not take any action (without the consent of the Seller, which consent shall not be unreasonably withheld) that would have the effect of increasing any Taxes with respect to any Pre-Closing Date Tax Period.  A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this SECTION 6.6(c).

(ii)            Parent, Buyer and Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)           Refunds and Amended Returns.

(i)            Any Tax refund (including any interest paid with respect thereto) relating to Taxes for any Pre-Closing Date Tax Period shall be the property of Seller, and if received by the Parent, Buyer, the Company, or its Subsidiaries, shall be paid over promptly to Seller.  Any Tax refund (including any interest paid with respect thereto) relating to Taxes for any Post-Closing Date Tax Period shall be the property of Buyer, the Company, or its Subsidiaries, and if received by the Seller, shall be paid over promptly to the Buyer, the Company, or its Subsidiaries.  Any refund (including any interest paid or credited with respect thereto) relating to Taxes for any Straddle Period shall be allocated as such Taxes are allocated.

(ii)           If Seller becomes entitled to any refund for Taxes for which it is liable under SECTION 6.6(b), and such Taxes are attributable to the carryback of losses attributable to the Company or its Subsidiaries from a taxable year or period that begins after the Closing Date, Seller shall pay to Buyer, the Company, or its Subsidiaries the amount of such refund together with any interest thereon within 15 days following the receipt thereof.  If any refund of Taxes for which a payment has been made pursuant to the immediately preceding sentence is subsequently reduced or disallowed, Buyer, the Company, or its Subsidiaries shall repay such reduced or disallowed Taxes (and any related interest and penalties) to Seller within 15 days following written demand from Seller.

(e)            Record Retention.  Buyer shall cause the Company or its Subsidiaries (i) to retain all books and records with respect to Taxes relating to the Company or its Subsidiaries for any taxable period beginning on or before the Closing Date until one year after the expiration of the applicable statute of limitations (and, to the extent notified by Seller, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records.  Seller shall (A) retain all books and records in its possession relating to the Company or its Subsidiaries for any taxable period beginning on or before the Closing Date until one year after the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer, any extensions thereof), and abide by all record retention agreements entered into with any Governmental Authority, and (B) give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records.

(f)            Tax-Sharing Agreements.  All Tax-sharing, Tax-indemnity, Tax-allocation or similar agreements with respect to or involving the Company or its Subsidiaries will be terminated by Seller as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries will not be bound thereby or have any liability thereunder.

(g)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement will be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.7          Release of Intercompany Accounts.  Seller hereby releases (and will cause each of its Subsidiaries (other than the Company and its Subsidiaries) to release) and will make no claim for payment upon any intercompany account of the Company or its Subsidiaries due to Seller or its Subsidiaries other than the Company and its Subsidiaries.  Buyer hereby releases, on behalf of the Company and its Subsidiaries, and will make no claim for payment, on behalf of the Company and its Subsidiaries, upon any intercompany account of Seller or its Subsidiaries (other than the Company and its Subsidiaries) due to the Company or its Subsidiaries.

6.8          Bonus and Severance Obligation; Liabilities for Employment Matters.

(a)            Unless reflected as a liability in the Closing Balance Sheet, any bonuses or other compensation payable to any employee of the Company or its Subsidiaries related to the Transactions, if not paid at Closing, will be paid by Seller or at Seller’s expense and, if paid by Buyer, the Company or its Subsidiaries after Closing, promptly reimbursed by Seller.

(b)           If Buyer, the Company or its Subsidiaries terminates the employment of any of the employees of the Company or its Subsidiaries setforth in Schedule 3.29A(d), other than Nigel Hopkinson, following the Closing Date, Seller promptly will pay, cause to be paid (as Seller’s expense) or reimburse Buyer the Company or its Subsidiaries for any amounts payable to such employees upon the termination of employment, including back pay, paid-out vacation, severance pay, commissions and expense reimbursement.  If Buyer, the Company or its Subsidiaries terminates the employment of Nigel Hopkinson following the Closing Date, Seller promptly will pay, cause to be paid (at Seller’s expense) or reimburse Buyer the Company or its Subsidiaries for up to $15,000 of any amount paid by Buyer or any of its Subsidiaries to such employee upon the termination of employment, including as back pay, paid-out vacation, severance pay, commissions and expense reimbursement.

6.9          Discharge of Indebtedness for Borrowed Money; Reimbursement of Transactions Expenses.

(a)            Notwithstanding any other provision of this Agreement, if after the Closing, the Company or any of its Subsidiaries are determined to be liable related to any indebtedness of Seller, the

Company or its Subsidiaries for borrowed money outstanding as of, or before, the Closing, Seller promptly will reimburse Buyer for all Losses incurred in discharging such liability, unless allowance has been made therefor in the adjustment provided for in accordance with SECTION 2.3.

               (b)           Notwithstanding any other provision of this Agreement, if after the Closing, the Company or any of its Subsidiaries are determined to be liable related to transaction-related fees and expenses of Seller, the Company or any of its Subsidiaries in connection with the negotiation of this Agreement and the Closing, Seller promptly will reimburse Buyer for all Losses incurred in discharging such liability, unless allowance has been made therefor in the adjustment provided for in accordance with SECTION 2.3.

6.10        Parent Guaranty.  Parent hereby unconditionally and irrevocably guarantees to Seller and its successors and assigns the full, prompt and absolute payment, performance, observance and discharge by Buyer of its obligations and liabilities owed to Seller arising under this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification by Seller.  Subject to the other terms of this ARTICLE 7, Seller will indemnify, defend and hold harmless Parent and Buyer from and against any and all Losses, net of recoveries, incurred by Buyer or any of Buyer’s Affiliates (including Parent, the Company and its Subsidiaries following the Closing) or any of Buyer’s or such Affiliate’s shareholders, officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively with Buyer, “Buyer Indemnitees”), in each case to the extent directly or indirectly related to or arising out of any:

(a)           breach of any representation or warranty made by Seller herein;

(b)           breach or nonperformance of any covenant or agreement of or to be performed by Seller pursuant hereto;

(c)           Taxes of the Company or its Subsidiaries for or relating to Pre-Closing Date Tax Period, including the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by contract or otherwise; or

(d)           Legal Action incident to any of the foregoing.

7.2           Indemnification by Buyer.  Subject to the other terms of this ARTICLE 7, Parent and Buyer will indemnify, defend and hold harmless Seller from and against any and all Losses, net of recoveries, incurred or otherwise received or sustained by Seller, in each case to the extent directly or indirectly related to or arising out of any:

(a)           breach of any representation or warranty made by Parent or Buyer herein;

(b)           breach or nonperformance of any covenant or agreement of or to be performed by Parent or Buyer pursuant hereto, or

(c)           Legal Action incident to any of the foregoing.

7.3           Certain Limitations.

(a)           Seller’s Deductible.  Except with regard to (i) any non-performance of the covenants set forth in SECTION 2.3(c), (ii) any breach of the representations or warranties set forth in SECTION 3.35,  and (iii) any non-performance of the covenants set forth in SECTION  6.4, SECTION  6.6(a)(i), SECTION  6.8 or SECTION  6.9, in each case as to which no deductible will apply, Seller will not have any obligation under SECTION 7.1 unless and until the aggregate amount of Losses for which Seller would otherwise be obligated thereunder exceeds $100,000 (the “Deductible”), and then only in the amount of such excess.

(b)           Seller’s Cap.  Seller’s obligation under SECTION 7.1, in the aggregate, will not exceed fifteen percent (15%) of the Purchase Price (the “Cap”), except with regard to any representation, warranty or covenant fraudulently made or otherwise made with the intent to deceive or otherwise intentionally mislead, as to which Seller’s obligation under SECTION 7.1, in the aggregate, will not exceed the Purchase Price.

(c)           Buyer’s Deductible.  Except with regard to (i) any non-performance of the covenants set forth in ARTICLE 2 or SECTION  6.6(a)(ii), and (ii) any breach of the representations or warranties set forth in SECTION 4.4, in each case as to which no deductible will apply, Parent and Buyer will not have any obligation under SECTION 7.2, unless and until the aggregate amount of Losses for which Parent and Buyer would otherwise be obligated thereunder exceeds the Deductible, and then only in the amount at such excess.

(d)           Buyer’s Cap.  Parent’s and Buyer’s combined obligations under SECTION 7.2, in the aggregate, will not exceed an amount equal to the Cap, except with regard to any representation, warranty or covenant fraudulently made or otherwise made with the intent to deceive or otherwise intentionally mislead, as to which Parent’s and Buyer’s combined obligations under SECTION 7.2, in the aggregate, will not exceed the Purchase Price.

7.4           Offset.  Notwithstanding anything in this Agreement to the contrary, any amount payable to any Buyer Indemnitee under SECTION 7.1 if not promptly paid by Seller, Buyer may withheld and set off against any Contingent Consideration Payment.

7.5           Survival.

(a)           Representations and Warranties.  Each representation and warranty contained herein and the indemnification obligations of Seller set forth in SECTIONS 7.1(a) and (c) herein will survive the execution and delivery of this Agreement and will remain in full force and effect for a period of 12 months after the Closing Date (the “Survival Period”) and a claim for indemnification for a breach of any such representation or warranty or under SECTION 7.1(c) shall only be made within the Survival Period, except that (i) the representations or warranties set forth in Section 3.20 will survive the execution and delivery of this Agreement and will remain in full force and effect for a period of 24 months after the Closing Date, and (ii) the representations or warranties set forth in SECTION 3.8, and any representation or warranty fraudulently made or otherwise made with the intent to deceive or otherwise intentionally mislead will survive the execution and delivery of this Agreement and will remain in full force and effect until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b)            Survival Until Final Determination.  For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

(c)            Survival of Other Terms.  Except as provided in the preceding terms of this SECTION 7.5 regarding representations and warranties, each covenant or agreement contained herein, and all associated rights under this ARTICLE 7, will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.

(d)            Investigation.  The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations in this Agreements will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

(e)            Other Limitations.  Notwithstanding any provision of this Agreement to the contrary, none of Seller, Parent, Buyer or the Buyer Indemnitees shall be entitled to indemnification pursuant to this ARTICLE 7 or otherwise (i) WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR

WITH RESPECT TO PUNITIVE DAMAGES; or (ii) to the extent the Loss was satisfied through the purchase price adjustment contained in Section 2.3.

7.6           Third-Party Claims.

(a)            Notice.  A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim of a third party (a “Third-Party Claim”) as to which the Claiming Party has the right to demand indemnification hereunder (the “Initial Claim Notice”).  The failure to promptly give such Initial Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was materially prejudiced thereby, and then only to the extent of such prejudice.

(b)            Commencement of Defense and Participation.  Promptly after receiving such Initial Claim Notice, the Indemnifying Party will assume the Defense of such Third-Party Claim at its own expense and may settle such Third-Party Claim, but will not, without the written consent of the Claiming Party, agree to (i) any injunctive relief affecting the Claiming Party or any of its Affiliates or (ii) any settlement that does not provide a complete release of the Claiming Party and its Affiliates or that would otherwise adversely affect the business or operations of the Claiming Party or any of its Affiliates.

(c)            Participation by Claiming Party.  The Claiming Party will have the right to engage its own legal counsel (and other professional advisers) in connection with such Defense and Third-Party Claim, at the Claiming Party’s expense.  The Indemnifying Party will keep the Claiming Party fully informed of all matters material to such Defense and Third-Party Claim at all stages thereof, whether or not the Claiming Party is represented by separate legal counsel.

(d)            Failure to Commence Defense.  If the Indemnifying Party does not commence a Defense within 45 days following receipt of such Initial Claim Notice (or such shorter period, if any, during which a Defense must be commenced for the preservation of rights), the Claiming Party may, at its option, settle or defend such Third-Party Claim at the expense of the Indemnifying Party to the extent that the Indemnifying Party has agreed or it is later determined that the Indemnifying Party is liable for indemnification pursuant to the provisions of this SECTION 7.

(e)            Resolution of Third-Party Claim.  Subject to the other terms of this ARTICLE 7, if (i) a final judgment or order in favor of such third party is rendered against the Claiming Party that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made or (ii) such Third-Party Claim is settled in accordance with this ARTICLE 7 resulting in Losses on the part of the Claiming Party, then the amount of such Losses incurred by the Claiming Party will be paid by the Indemnifying Party to the extent that the Indemnifying Party has agreed or it is later determined that the Indemnifying Party is liable for indemnification pursuant to the provisions of this SECTION 7, subject to the limitations contained in this SECTION 7.

(f)             Access and Cooperation.  Each Party will, and will cause its Affiliates to, promptly make available to the other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Party relating to such Defense and Third-Party Claim, subject to reasonable confidentiality requirements.  Each Party will render to the other Party such assistance as such other Party may reasonably request to ensure the proper and adequate Defense of such Third-Party Claim.

(g)            Protecting Goodwill.  In conducting any Defense or dealing with any Third-Party Claim hereunder, each Party will use Commercially Reasonable Efforts to protect and preserve the reputation and goodwill associated with each other Party.

7.7           Additional Notices.  In addition to, and not in limitation of, SECTION 7.6, a Claiming Party will give prompt notice to an Indemnifying Party of each claim for indemnification hereunder for which such Claiming Party proposes to demand indemnification (whether or not involving a third party), specifying the amount and nature of such claim (to the extent known).  The failure to promptly give such notice to the

Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

7.8           Effect of Purchase Price Adjustment.  Any Loss that would otherwise entitle a Party to indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the adjustments to the Purchase Price under ARTICLE 2.

7.9          Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, each Party acknowledges that the business of the Company and its Subsidiaries is unique and recognizes and affirms that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.  In the case of any violation of SECTION 6.4, the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of the violation.  If any provision or application of this SECTION 7.9 or ARTICLE 7 is held unlawful or unenforceable in any respect, this Agreement will be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

7.10         Exclusive Remedies.  Notwithstanding any other term herein, the terms in this ARTICLE 7 set forth the sole and exclusive remedies for the matters in this Agreement, including for breach of any representation, warranty, covenant or agreement in this Agreement. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any Party.

7.11         Tax Treatment of Indemnity Payment.  The Parties shall treat any indemnity payment made pursuant to this Article 7 as an adjustment to the Purchase Price for all tax purposes (unless otherwise required by Governmental Authority).

ARTICLE 8
CERTAIN ADDITIONAL TERMS

8.1           Interpretation; Construction.  In this Agreement:

(a)           the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b)           words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c)           terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d)           unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)           “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f)            “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g)           unless expressly stated herein to the contrary, reference to an agreement, instrument or other document, including this Agreement, will be deemed to refer as well to each addendum, exhibit, schedule or amendment thereto;

(h)           unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(i)            all dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

(j)            each Party was represented by legal counsel in connection with this Agreements, and each Party and each Party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation hereof;

(k)           each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement; and

(l)            this Agreement has been negotiated and executed by the Parties in English, and if any translation of this Agreement is prepared for convenience or any other purpose, then provisions of the English version will prevail.

8.2          Press Releases and Public Announcements.  Seller will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent or Buyer.

8.3          No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.4          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.5          Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Seller may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent or Buyer.

8.6          Counterparts.  This Agreement may be executed by facsimile signature and in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

8.7          Notices.  All notices and other communications hereunder will be in writing.  Any notice or other communication hereunder will be deemed given only (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case if addressed to the intended recipient as set forth below:

(a)	if to Parent:	with a copy to (that shall not constitute notice):

	Stellent, Inc.	Faegre & Benson LLP
	7500 Flying Cloud Drive	2200 Wells Fargo Center

	Suite 500	90 South Seventh Street
	Eden Prairie, MN 55344	Minneapolis, Minnesota 55402-3901
	Attention: Chief Financial Officer	Attention: Gordon S. Weber
	Facsimile No. (952) 829-5424	Facsimile No: (612) 766-1600
E-mail: gweber@faegre.com

(b)	if to Buyer:	with a copy to (that shall not constitute notice):

	Stellent B.V.	Faegre & Benson LLP
	c/o Stellent, Inc.	2200 Wells Fargo Center
	7500 Flying Cloud Drive	90 South Seventh Street
	Suite 500	Minneapolis, Minnesota 55402-3901
	Eden Prairie, MN 55344	Attention: Gordon S. Weber
	Attention: Chief Financial Officer	Facsimile No.: (612) 766-1600
	Facsimile No.: (952) 829-5424	E-mail: gweber@faegre.com

(c)	if to Seller:	with a copy to (that shall not constitute notice):

	SealedMedia Ltd.	Perkins Coie LLP
	14777 Rancho Santa Fe Farms Rd.	101 Jefferson Drive
	P.O. Box 675151	Menlo Park, CA 94025
	Rancho Santa Fe, CA 92067	Attention: Mark Albert
	Attention: Peter van Cuylenburg	Facsimile No. (650) 838-4543
	E-mail: pvc@attglobal.net	E-mail: malbert@perkinscoie.com

Crescendo Venture Management LLP
480 Cowper Street
Suite 300
Palo Alto, California 94301
Attention: John Borchers
E-mail: jborchers@crescendoventures.com

Pond Venture Partners Ltd
Bridge House
Heron Square
Richmond
Surrey TW9 1EN
UK
Attention: Charles H. Irving
E-mail: charles@pondventures.com

Any Party may change the address to which such notices and communications are to be delivered by giving the other Parties notice in the manner stated above.

8.8          Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

8.9          Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Parent, Buyer and Seller.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

8.10        Severability.  Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term in any other situation or in any other jurisdiction.

8.11        Expenses.  Parent, Buyer, Seller and the Company will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller will also bear the costs and expenses of the Company (including all of its legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

8.12        Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.13        Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in SECTION 8.7.  Nothing in this SECTION 8.13, however, will affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

8.14        Nature of Disclosure.  Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

ARTICLE 9
DEFINITIONS

“Accountant’s Determination” is defined in SECTION 2.2(e).

“Accountant’s Adjustment Determination” is defined in SECTION 2.3(d).

“Adjustment Certificate” is defined in SECTION 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” is defined in the preamble of this Agreement.

“Annual Financial Statement” is defined in SECTION 3.14.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.  Unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Basis” means any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the State of Minnesota are not generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in SECTION 7.1.

“Cap” is defined in SECTION 7.3(b).

“Claiming Party” is defined in SECTION 7.6(a).

“Closing” is defined in Section 5.1.

“Closing Balance Sheet” is defined in Section 2.3(a).

“Closing Date” is defined in Section 5.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to expeditiously achieve such result; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement shall not be thereby required to take action that would result in a material adverse change in the benefit to such Person under this Agreement or any transaction contemplated hereby (in each case, taken as a whole) or to dispose of any material portion of, or make any material change to, its business or expend any material amount of money to achieve such result.

“Company” is defined in the Recitals.

“Confidential Information” means all confidential information of Seller or the Company and its Subsidiaries relating to the Company and its Subsidiaries that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by Seller), including information entrusted to Sellers by others.  Without limiting the generality of the foregoing, Confidential Information includes: (i) customer lists, lists of potential customers and details of agreements with customers of the Company and its Subsidiaries; (ii) acquisition, expansion, marketing, financial and other business information and plans of the Company and its Subsidiaries; (iii) research and development relating to the Company and its Subsidiaries; (iv) Intellectual Property relating to the Company and its Subsidiaries, except as published in the normal course of prosecution by a patent office or other agency; (v) sources of supplies of the Company and its Subsidiaries; (vi) identity of specialized consultants and contractors and Confidential Information developed by them for the Company and its Subsidiaries; (vii) purchasing, operating and other cost data of the Company and its Subsidiaries; (viii) special customer needs, cost and pricing data of the Company and its Subsidiaries; (ix) employee information with respect to the Company and its Subsidiaries; and (x) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records of the Company and its Subsidiaries, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.  Confidential Information does not include any information that:  (a) was publicly known and made generally available in the public domain prior to the time of disclosure to the recipient; (b) becomes publicly known and made generally available after disclosure through no action or inaction of the recipient or its agents or representatives; (c) was already in the possession of the recipient at the time of disclosure, as shown by the recipient’s files and records immediately prior to the time of disclosure; or (d) is later disclosed to the recipient by a third party under no obligation of confidentiality to the Company and without violation of this Agreement.

“Contingent Consideration” is defined in SECTION 2.2.

“Contingent Consideration Payment” is defined in SECTION 2.2(d).

“Contingent Consideration Statement” is defined in SECTION 2.2(d).

“Deductible” is defined in SECTION 7.3(a).

“Deficiency Period” is defined in SECTION 2.2(c)(iii).

“Defense” means legal defense reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party, which consent will not be unreasonably withheld, conditioned or delayed.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind, including any stock option or ownership plan, stock appreciation rights plan, phantom stock plan, executive compensation plan, bonus, incentive compensation, deferred compensation or profit-sharing plan, or any vacation, holiday, sick leave, fringe benefit or group life insurance plan.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, restriction, reservation, option or other right to purchase or any other encumbrance whatsoever.

“Enforcement Limitations” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental, Health and Safety Requirement” means, as amended and as now and hereafter in effect:  each federal, state, local and foreign statute, regulation, ordinance and other provision having the force or effect of law; each judicial and administrative order and determination; each contractual obligation; and each common law; in each case concerning public health and safety, worker health and safety, pollution or protection of the environment and in the case of each of the foregoing including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Expiration Date” is defined in SECTION 7.4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” is defined in Section 3.14.

“Final Period” is defined in SECTION 2.2(a)(iii).

“Final Target” is defined in SECTION 2.2(a)(iii).

“Fiscal Year End Target” is defined in SECTION 2.2(a)(iii).

“Fiscal Year Period” is defined in SECTION 2.2(a)(iii).

“Governmental Authority” means, wherever located, any:  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, administration, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body legally entitled to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Group Company” means the Company and each of its Subsidiaries.

“Indemnifying Party” is defined in SECTION 7.6(a)

“Initial Claim Notice” is defined in SECTION 7.6(a).

“Initial Consideration” is defined in SECTION 2.1.

“Initial Period” is defined in SECTION 2.2(a)(i).

“Initial Target” is defined in SECTION 2.2(a)(i).

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, provisional patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (c) all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases and related documentation); (g) all advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual and what such individual should have known serving in the capacity in which such individual serves; (b) with respect to a Person other than an individual or Seller, the actual knowledge of any individual who is serving as a director or officer (or similar executive) of such Person and what any such individual should have known serving in such position; and (c) with respect to Seller, the actual knowledge of any individual who is serving as a director or officer (or similar executive) of the Seller, the Company or any Subsidiary of the Company and what any such individual should have known serving in such position.

“Lease” means any lease, sublease, license, concession and other agreement (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Lease Consent” is defined in SECTION 3.19(b)(ii).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Legal Action” means any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim, demand, settlement or similar action taken by, filed with or otherwise involving any Governmental Authority or arbitrator.

“Legal Restriction” means any injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority or arbitrator.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means all liens, security interests, pledges, encumbrances or clouds on title of any nature whatsoever.

“Loss” means any claim, loss, fine, penalty, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, (a) has or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, results of operations or prospects of the Company and its subsidiaries, taken as a whole (other than (i) changes in economic conditions generally, and (ii) conditions generally affecting the industries in which the Company and its subsidiaries participate; provided, that with respect to clauses (i) and (ii), the changes or conditions do not have a materially disproportionate effect (relative to other industry participants)) or (b) materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement.

“Minor Deficiency Period” is defined in SECTION 2.2(c)(iv).

“Modified Net Assets” is defined in SECTION 2.3(b).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” is defined in Section 3.14.

“Most Recent Fiscal Month End” is defined in Section 3.14.

“Most Recent Fiscal Year End” is defined in Section 3.14.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Revenues” means (a) revenues recognized by Parent and its Subsidiaries for product licenses, consulting services and maintenance services for the Software minus (b) (i) discounts, including pricing discounts, actually given, (ii) allowances, including for uncollectible accounts, (iii) actual returns, and (iv) applicable taxes (other than income taxes).  In each case, the amounts used to determine Net Revenues shall be determined in accordance with GAAP.

“Non-Compete Period” is defined in SECTION 6.4.

“Ordinary Course of Business” means an action (which includes, for this definition, a failure to take action), condition, circumstance or status of or regarding a Person that is:  (a) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) of such Person.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company, including the right to all security deposits and other amounts and instruments deposited thereunder.

“Parent” has the meaning set forth in the preamble to this Agreement.

 “Party” has the meaning set forth in the preamble to this Agreement.

“PAYE System” means the system for the collection of taxation on income from employment required to be operated by an employer under Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and any corresponding or analogous system for the collection of such taxation operated by an employer under the tax law of any jurisdiction outside the United Kingdom.

“Pensionable Employees” is defined in SECTION 3.30A(a).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Post-Closing Date Tax Period” means any Tax Period ending after the Closing, and with regard to a Straddle Period, any portion thereof beginning after the Closing Date.

“Post-Closing Date Tax Returns” is defined in SECTION 6.6(a)(ii).

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date, and with respect to a Straddle Period, any portion thereof ending on the Closing Date.

“Pre-Closing Date Tax Returns” is defined in SECTION 6.6(a)(i).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Proprietary Software Products” means all versions (whether or not released) of the object code, source code and scripts and any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of the Company or SUSA, together with all documentation related thereto.

“Purchase Price” is defined in Section 2.2.

“Real Property” is defined in SECTION 3.19(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble of this Agreement.

“Settlement Agreement” is defined in SECTION 2.2(e).

“Share” is defined in ARTICLE 1.

“Software” means all Proprietary Software Products together will all Third-Party Software included therein.

“Special Representation” is defined in SECTION 7.5(a).

“Straddle Period” means any complete Tax period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” includes all direct and indirect Subsidiaries.

“SUSA” is SealedMedia, Inc., a Delaware corporation.

“Succeeding Period” is defined in SECTION 2.2(b).

“Target” is defined in SECTION 2.2(b).

“Target Period” is defined in SECTION 2.2(b).

“Tax” or “Taxes” means all U.S. federal , state, local, non-U.S. and other income, estimated income, alternative or add-on minimum, gross receipts, net receipts, profits, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, social welfare, national insurance, minimum tax, capital stock, registration, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

“Tax Authority”   means Her Majesty’s Revenue and Customs and any other taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability.

“Tax Return” means all U.S. federal, state, local, non-U.S., and other returns, forms, declarations, elections, claims for refund, statements and reports relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third-Party Claim” is defined in Section 7.6(a).

“Third-Party Software” means any rights the Company or SUSA may have in any third-party computer software and firmware incorporated in Proprietary Software Products, or necessary for the development, operation, maintenance or support thereof and all documentation related thereto.

 “Trade Secret” means non-public information or data, including that related to product or service formulation, customers, pricing sales or financial results.

“Transactions” is defined in SECTION 3.2.

“Transfer Taxes” is defined in SECTION 6.6(g).

“Treasury Regulations” means the U.S. Treasury Regulations (including any successor regulations promulgated pursuant to the Code).

 “U.K. Employee” means any person employed in the business of the Company.

“U.K. Employment Legislation” means legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any U.K. Employee or any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

“U.K. GAAP” means generally accepted accounting principles applied in the United Kingdom, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues

Task Force Abstracts issued by the Accounting Standards Board Limited, in each case as in force from time to time, consistently applied in accordance with the applicable Party’s past practices.

“U.S. GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the applicable Party’s past practices.

“Unattained Contingent Consideration” means the aggregate of the amounts so designated in SECTION 2.2(c) of this Agreement.

“VAT” means value added tax and any other sales or turnover tax of any jurisdiction to which any Group Company is or could be liable.

“VAT Legislation” means all enactments in relation to VAT of whatever jurisdiction and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any Tax Authority.

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IN WITNESS WHEREOF, each Party has executed this Share Purchase Agreement effective as of the date first written above.

STELLENT B.V.	STELLENT, INC.

By: /s/ Peter Bullivant	By: /s/ Darin P. McAreavey
Its: Director	Its: Executive Vice Officer,
Chief Financial Officer
Treasurer and Secretary
SEALEDMEDIA LTD.

By: /s/ George Everhart
Its: Chief Executive Officer